Champions Biotechnology, Inc.
2200 Wilson Boulevard
Suite 102-316
Arlington, VA

March 26, 2008

PERSONALLY DELIVERED

Mr. Durwood Settles, CPA

Dear Mr. Settles:

       Champions Biotechnology, Inc. (the "Company") offers to employ you upon the terms herein provided. During the period that this Agreement is in effect:

       1.  Employment. You agree to serve as a full time employee of the Company at the will of the President and the Board of Directors as the Principal Financial and Accounting Officer of the Company upon the terms and conditions set forth below.

       2.  Duties. You will devote your full time and best efforts to serving faithfully and competently performing all of your duties under this Agreement. You will report to the President or to such other persons as the President directs, shall at all times be subject to the direction and control of the President, and shall satisfactorily carry out the duties assigned to you by such persons. You will not take any action which may interfere with, or may adversely affect the business, properties or prospects of the Company or any of its affiliates, or the performance of your duties hereunder in any way.

       3.  Compensation. As compensation for your services hereunder, you will receive a salary at the rate of $100,000 per annum. The salary shall be payable in installments no less frequent than monthly, less any and all deductions and amounts required to be withheld in respect of any federal, state and local taxes and other charges and assessments. Such salary shall be subject to annual review.

       4.  Benefits. You will be eligible to participate in any bonus and/or incentive compensation plan that the Company may from time to time implement for the benefit of its full-time management employees, and permitted to participate in all employee benefit programs implemented by the Company for the benefit of any of its full-time employees, including, without limitation, retirement plans, disability insurance, group and other life insurance, sickness, and accident and health insurance programs, provided that Executive qualifies or is otherwise eligible to participate under the terms of such programs. You will be entitled to vacation, leave of absence, and leave for illness or temporary disability in accordance with the policies of the Company from time to time in effect, but in no case will the vacation allotment be less than 10 working days per annum.

       5.  Representations. You represent and warrant to the Company that you are not a party to or otherwise subject to or bound by the terms of any agreement or understanding which would limit or otherwise affect your ability to perform your obligations hereunder, including but not limited to any non-competition or non-solicitation agreement or similar restriction which would prohibit you form or limit you in accepting employment with the Company or performing any duties on behalf of the Company. You agree not to disclose to the Company or otherwise use, in the course of your employment with the Company, any confidential information which you are restricted from disclosing or using pursuant to any other agreement or duty to any other person.

       6.  Return of Property. You agree that upon termination of employment you will promptly return to the Company all confidential information, all intellectual property of the Company and all other property of the Company, including all correspondence, manuals, notebooks, lists of customers and suppliers, prototypes, computer programs, disks and any documents, materials or property, whether written or stored on computerized medium, and all copies in your possession or control; you will not take any action to preserve or regain access to such information through any means, including but not limited to access to the Company's facilities or through a computer or other digital or electronic means; and you will promptly pay all amounts due, owing or otherwise payable by Executive to the Company. You expressly authorize the Company to withhold any amounts payable to you, including for wages, compensation, reimbursement and otherwise, until you have complied with all terms of this Agreement including this paragraph.

       7.  BPA. You acknowledge that this Agreement is contingent upon your agreement to be bound by all of the provisions of the Company's Business Protection Agreement ("BPA"), a copy of which has been delivered to you. Accordingly, you covenant to be bound and abide by all terms and provisions of the BPA, regardless of whether such agreement is ever signed or delivered by you.

       8.  Remedies. You acknowledge that, as your violation of the provisions of paragraphs 5, 6 or 7 would cause irreparable injury to the Company, and there is no adequate remedy at law for such violation, the Company has the right, in addition to any other remedies available, at law or in equity, to seek to enjoin you in a court of equity from violating such provisions, and you waive any defenses you may have on the ground of lack of juris-dic-tion or competence of the court to grant such an injunction or other equitable relief.

       9.  Term. This Agreement shall commence on March 31, 2008 (the "Effective Date"). This Agreement may be terminated at any time by either party upon 30 days prior written notice to the other party, provided, however, that this Agreement may be terminated immediately upon notice for "Cause" (as hereinafter defined). Upon the termination of your employment for any reason or no reason, the Company shall have no further obligation to you whatsoever.

           (a)  The term "Cause" means: (i) an action or failure to act by you constituting fraud, misappropriation or damage to the property or business of the Company; (ii) the commission of an act of material dishonesty; conviction of or plea of nolo contendere to a crime, or causing the Company to commit a crime; (iii) your intentional failure to comply with your responsibilities hereunder or to fail to perform your duties in accordance with written directives provided to him, in writing, by the President; (iv) your material breach of any of your obligations under this Agreement or any of the policies of the Company; or (v) the unauthorized use, misappropriation or disclosure by you of any confidential information of the Company or of any other party to whom you owe an obligation of nondisclosure as a result of your relationship with the Company, provided, however, that with respect to (iii) and (iv) above, you will be provided written notice of any failures, and/or breach constituting "Cause" and given reasonable opportunity (not to exceed 10 days) to cure the misconduct and/or breach.

       10.  Miscellaneous.

           (a)  Entire Agreement. The Company has made no representations other than as set forth herein. No modification, amendment or waiver of this Agreement or any of its provisions shall be valid unless in writing and signed by all parties.

           (b)  Governing Law; Waiver of Jury Trial; Jurisdiction. This Agreement has been made in and shall be governed by and construed in accordance with the laws of the State of Maryland, without regard to any conflicts of laws principles which would apply the law of another jurisdiction. The parties hereby waive trial by jury in any action arising under this Agreement. Any action arising under this Agreement shall be brought in and shall be subject to the exclusive jurisdiction and venue of the state or federal courts located in Maryland, except where injunctive relief is sought in any other jurisdiction in connection with the enforcement of this Agreement.

           (c)  Waiver. The failure of any party to fully enforce any provision hereof shall not be deemed to be a waiver of such provision or any part thereof, and the waiver of any provision shall not be deemed to be a waiver of any other provision or a waiver with respect to any other incidence of non-compliance therewith. No waiver shall be effective unless in writing and signed by the party so waiving.

           (d)  Survival. The provisions of Sections 5, 6, 7 and 8 hereof, and the BPA, shall survive the termination of this Agreement and your employment hereunder.
       If you agree to accept employment with the Company subject to the foregoing terms, please sign in the space below and return this letter to me within 5 days of the date hereof.

Sincerely,
Champions Biotechnology, Inc.

By:	__________________________
Douglas D. Burkett, President

Agreed to and accepted
on March 26, 2008

__________________________
Durwood Settles